EXHIBIT 99.1
MEMORANDUM

To: SPARTA Employees and Stockholders	Date: November 21, 2005

From: Bob Sepucha	Reference: Trade Delay

Subject: Delay In November Stock Trade

     On October 21, 2005 we received two Ethics Point reports alleging improper time charging on timecards by some employees in one of our Operations. Since receipt of those reports we have conducted an extensive investigation of the allegations, including a review of timecard charges, interviews with employees, and scans of email messages. The investigation has been led by the Chair of the Audit Committee of our Board of Directors and has included significant participation by senior management as well as outside counsel expert in government contracting, SEC regulations and white-collar crime. While the investigation is not quite complete, information obtained to date suggests that timecard mischarging may have occurred but that it was not of an illegal nature. Furthermore, based on the investigation to date, we believe that it would have no material effect on our financial statements or on our stock price. It would, however, if true, represent a violation of company policy.
     Occurring as they did after the end of a quarter, the allegations and required subsequent investigation have caused a delay in our quarterly filing with the SEC (Form 10-Q), a filing that normally occurs within 45 days of the end of the quarter. Because of this delay, counsel has advised that we delay our November stock trade until the investigation is complete, the results are provided to our outside auditors, remedial action is decided, all is approved by our Board and Audit Committee, and the Form 10-Q is filed with the SEC. The delay affects the $5K stock sales, the pro rata sales, stock option exercises, sales to and purchases from the SPARTA Profit Sharing Plan, and stock repurchases from terminating employees. Based upon what we know now, we anticipate the delay to be a matter of days. Be assured that we are doing everything possible to make the delay as short as possible. I will inform you as soon as possible when the delay is lifted. We do not anticipate extending trade deadlines for delivery of certificates which were due on the $5K sales by close of business November 21.
     This situation, including the required investigation, is a stark reminder that proper timecard charging is vitally important to all of us, to every employee personally, and to the company as a whole. While the circumstances surrounding this particular event indicate that fraud was not involved and that our financial posture and stock price were not affected, it may not always be so. Timecard mischarging can readily lead to more than just a delay in our stock trade, as inconvenient as that may be. It can lead to criminal prosecution of individuals, penalties levied on the company by the government, and a compromise of our entire stock system.
     Each of us must periodically review all company policies related to timecard charging and must always scrupulously adhere to these policies. Each of us must ensure that we charge our time only to the projects we worked on, including charges to contracts and to our various indirect accounts. There must be no exceptions since the consequences can be so severe.
     At SPARTA, Pride in Performance infuses all we do. I appreciate the extraordinary efforts of everyone in the company to accomplish our mutual goals and objectives. That Pride in Performance includes proper attention and adherence to our policies and the law. Additional training is available for any who are unsure about our time charging policies. Please advise your Operation Manager should you at any time desire that training.